Exhibit 5.1

May 26, 2017

Sangamo Therapeutics, Inc.

501 Canal Boulevard, Suite A100

Richmond, CA 94804

Re: Sangamo Therapeutics, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Sangamo Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the sale of up to $75,000,000 of shares of its common stock (the “Common Stock”), par value $0.01 per share (the “Shares”), pursuant to a Registration Statement filed with the Securities and Exchange Commission (the “SEC”) by the Company on the hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement to be filed by the Company with the SEC pursuant to Rule 424(b) promulgated under the Securities Act (the “Prospectus Supplement”). The Shares are to be issued and sold by the Company pursuant to an Amended and Restated At-The-Market Offering Program Sales Agreement dated May 26, 2017 (the “Sales Agreement”) between the Company and Cowen and Company, LLC.

In connection with this opinion letter, we have examined the Registration Statement, the Sales Agreement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, and such other documents, records and other instruments, including resolutions adopted by the board of directors of the Company and the finance committee thereof at meetings or by written consent, as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

For the purpose of the opinions set forth below, we have also assumed, without independent investigation or verification, that:

•	no more than 9,615,385 Shares will be sold at a price of not less than $7.80 per share, representing the last reported sale price of the Common Stock on the NASDAQ Global Select Market on May 25, 2017;

•	the specific terms of the sales of Shares will be duly authorized by the Board of Directors (the “Board”) or the Finance Committee of the Board;

Sangamo Therapeutics, Inc.

May 26, 2016

•	the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and such effectiveness shall not have been terminated or rescinded and will comply with all applicable federal and state laws at the time the Shares are offered and issued as contemplated by the Registration Statement;

•	the Prospectus Supplement will have been prepared, delivered (including through compliance with Rule 172 of the General Rules and Regulations promulgated under the Act) and filed with the SEC describing the Shares offered thereby and will comply with all applicable laws at the time the Securities are offered and issued as contemplated by the Registration Statement

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement and the prospectus contained therein, the Prospectus Supplement and the Sales Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the SEC on or about May 26, 2017. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan Lewis & Bockius LLP